Exhibit 10.6

December 3, 2020

Michael Goettler
c/o Viatris Inc.
1000 Mylan Boulevard
Canonsburg, Pennsylvania 15317

Dear Mr. Goettler:

As you know, Upjohn Inc. (“Upjohn”) and Mylan N.V. (“Mylan”) consummated the combination of Mylan and Upjohn pursuant to the Business Combination Agreement between Pfizer Inc., Upjohn, Mylan and the other parties thereto to create Viatris Inc. (“Viatris”), a new champion for global health, on November 16, 2020 (the “Closing Date”). This letter (the “Severance Letter”) sets forth our mutual agreement regarding your rights upon a termination of employment from Viatris.

        1.     Severance. In the event you are terminated by Viatris without Cause (as such term is defined in the Mylan N.V. Severance Plan and Global Guidelines, adopted July 2019), you will be entitled to receive a severance payment equal to (i) the Severance Multiple multiplied by (ii) the sum of your base salary and target annual bonus in effect at the time of such termination. For purposes of this Severance Letter, the Severance Multiple means two (2) in the event of a termination on or prior to the first anniversary of the Closing Date and two and a half (2.5) thereafter. For the avoidance of doubt, you acknowledge and agree that upon termination of your employment with Viatris, you are required to immediately resign from the Board of Directors of Viatris and its affiliates or subsidiaries and any officer positions with Viatris and its affiliates or subsidiaries. The severance hereunder, if applicable, will be paid to you in the form of installments over a period of two (2) years or two and a half (2.5) years, as applicable, on Viatris’ normal payroll dates, beginning no later than 60 days after your termination date, subject to your execution and non-revocation of the customary Viatris release of claims agreement signed by similarly situated senior executive officers.

2.    Miscellaneous. Viatris may deduct and withhold from any amount payable under this Severance Letter such Federal, state, local, foreign or other taxes as are required to be withheld. The validity, interpretation, construction and performance of this Severance Letter will be governed by the laws of the Commonwealth of Pennsylvania (without giving effect to its conflicts of law).

3.    Section 409A. It is intended that the provisions of this Severance Letter are exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Severance Letter will be construed and interpreted in a manner consistent with the foregoing and the requirements for avoiding taxes or penalties under Section 409A. For purposes of this Severance Letter, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 1 that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. This

Severance Letter may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which will constitute one and the same instrument.

Notwithstanding any other provision of this Severance Letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A, any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Severance Letter during the six-month period immediately following your separation from service (as determined in accordance with Section 409A) on account of your separation from service will be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A. If you die between the date of your separation from service and the Delayed Payment Date, the amounts and entitlements delayed on account of Section 409A will be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date and 30 calendar days after the date of your death.

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        IN WITNESS WHEREOF, the parties hereto have executed this Severance Letter effective as of the day and year first written above.
VIATRIS INC.

                            By:    /s/ Brian Roman___________
Name: Brian Roman
    Title: Global General Counsel

Accepted and Agreed:

/s/ Michael Goettler___________
Michael Goettler